Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to Item #15, the additional answers are as follows:

Item 15  Additional Sub-custodians:

Citigroup Pty. Limited, Melbourne, Australia
Skandinaviska Enskilda Banken AB, Copenhagen, Denmark
Deutsche Bank AG, Netherlands via Paris, France
Deutsche Bank S.p.A., Milan branch, Italy
HSBC Bank Middle East Limited, Kuwait
The Hongkong and Shanghai Banking Corporation Limited, Malta
The Hongkong and Shanghai Banking Corporation Ltd., Auckland, New Zealand Skandinaviska Enskilda Banken AB, Oslo, Norway
Deutsche Bank AG, Karachi branch, Pakistan
Saudi British Bank, Riyadh, Saudi Arabia
UniCredit Bank Serbia JSC, Belgrade, Serbia
United Overseas Bank Ltd., Singapore
Deutsche Bank S.A.E., Barcelona, Spain


Type of Custody:  Foreign Custodian Rule 17f-5